SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 17, 2002

ANC RENTAL CORPORATION
(Debtors-in-Possession as of November 13, 2001)

(Exact name of Registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-30776	65-0957875

(Commission File Number)	(IRS Employer Identification No.)

200 SOUTH ANDREWS AVENUE, FORT LAUDERDALE, FLORIDA 33301

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (954) 320-4000

Item 4. CHANGES IN REGISTRANTS CERTIFYING ACCOUNTANT

The Audit Committee of the Board of Directors of ANC Rental Corporation (“the Company”) dismissed Arthur Andersen LLP (“Arthur Andersen” or “AA”) as the Company’s independent public accountants and, subject to the approval of the Bankruptcy Court, engaged Ernst & Young LLP (“E&Y”) to serve as the Company’s independent public accountants for the fiscal year 2002. On July 17, 2002, the Bankruptcy Court approved, on a final basis, the appointment of E&Y as the Company’s independent public accountants.

Arthur Andersen’s reports on the Company’s consolidated financial statements for each of the years ended 2001, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified for audit scope or accounting principles. However, as a result of our Chapter 11 filing, their opinion was qualified as to our ability to continue as a going concern.

During the years ended December 31, 2001, 2000, and 1999 and through July 17, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to AA’s satisfaction would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304 (a) (1) (v) of Regulation S-K.

The Company provided Arthur Andersen with a copy of the foregoing disclosures. However, after applying reasonable efforts we were unable to obtain a letter from AA, stating its agreement with such statements. In accordance with Item 304T of Regulation S-K, no letter from AA will be filed as an exhibit hereto.

During the years ended December 31, 2001 and 2000 and through the date of the Bankruptcy Court’s approval, the Company did not consult E&Y with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304 (a) (2) (i) and (ii) of Regulation S-K.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Not applicable.

(b)  Not applicable.

(c)  Exhibits.

Exhibit 16. Letter from Arthur Andersen LLP to the Securities and Exchange Commission could not be obtained and therefore has not been included.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2002

ANC Rental Corporation

By: /s/ Wayne Moor

Wayne Moor Senior Vice President, Chief Financial Officer

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